SMART GLASS COMPANY RESEARCH FRONTIERS
  RAISES $825,000 IN NEW CAPITAL IN ADDITION TO $2.5 MILLION IN
       NEW CAPITAL RAISED EARLIER THIS MONTH FOR EXPANSION


Woodbury, New York -September 27, 2010. A group of accredited investors has invested $825,000 in new capital in addition to the $2.5 million in expansion capital raised by Research Frontiers Inc. (Nasdaq: REFR) earlier this month. Research Frontiers is the developer and licensor of patented SPD-Smart(tm) light-control film technology.The investors received 194,118 shares of Research Frontiers common stock at a price of $4.25 per share, which was the average market price of Research Frontiers stock on September 23, 2010, the day the transaction was priced. In addition, the investors in this stock offering received 38,824 five-year warrants to purchase Research Frontiers common stock at a price of $6.25 per share. These securities were sold pursuant to Research Frontiers' effective shelf-registration statement filed with the SEC.

Joseph M. Harary, President and CEO of Research Frontiers, noted: "Our business has been expanding and we are pleased that our investors have increased their support for our efforts by making this additional investment. It further strengthens our balance sheet, which has remained free of debt since our initial public offering in 1986."

SPD-Smart light-control film technology transforms widely used products - windows, skylights, curtainwalls, partitions, sunroofs and more - into products that allow users to instantly and precisely control the light, glare and heat entering a building or vehicle. SPD-SmartGlass is instantly tunable to an infinite number of light transmission states regardless of window size, and easily adapts to individual preferences using control devices ranging from basic dimmer switches and photosensors to those that are integrated into a building's or vehicle's intelligent control system. These unequalled performance characteristics help optimize energy-savings and human comfort, and they offer many other desired benefits such as increased security, noise reduction, protection from harmful ultraviolet light and the potential for aesthetically distinctive designs. Additional information about SPD technology and SPD-Smart windows and other products can be found at www.SmartGlass.com.

About SPD Technology and Research Frontiers Inc.

Research Frontiers Inc. (Nasdaq: REFR) develops and licenses suspended particle device (SPD) technology used in VaryFast(tm) SPD-Smart controllable glass and plastic products. Benefits include dynamic control of light, glare and heat passing through many types of glazings, noise reduction, greater security due to both privacy and structural integrity, and the protection of interiors and occupants from heat and harmful ultraviolet radiation. SPD technology, made possible by a flexible light-control film invented and patented by Research Frontiers, allows the user to instantly, precisely and uniformly control the shading of glass or plastic, either manually or automatically. This patented film can be used to transform into "smart" products a variety of products used every day in homes, buildings, cars, aircraft, boats, trains and motorcoaches.

Current product applications for SPD technology include: SPD-Smart windows, sunshades, skylights, atria, curtainwalls and interior partitions for homes and buildings; automotive windows, sunroofs, roof systems, sunvisors and sunshades; and aircraft and marine windows and window shades. Potential future applications include: eyewear products including sunglasses, ski goggles and motorcycle helmets, mirrors; flat panel displays for electronic products; and light-control filters for various industrial and consumer applications.

SPD-Smart film technology has received a growing number of awards including the "Best of What's New Award" for home technology from Popular Science magazine, received the 2007 North American Frost & Sullivan Award for Excellence in Technology for glass, two Crystal Achievement Awards in 2010 from Glass Magazine and Window and Door Magazine, the 100% Detail "Most Innovative Building Product Award" sponsored by the Royal Institute of British Architects (RIBA), and was also recognized as one of the top technologies by the Society of Automotive Engineers' Aerospace Engineering magazine. SPD technology is covered by over 500 patents and patent applications held by Research Frontiers worldwide. Currently 37 companies, including leading chemical companies and companies producing a majority of the world's glass, are licensed to use Research Frontiers' patented SPD light-control technology in emulsions, films, or end-products. Further information about SPD-Smart technology, Research Frontiers and its licensees can be found at www.SmartGlass.com.

Note: From time to time Research Frontiers may issue forward-looking statements which involve risks and uncertainties. This press release contains forward-looking statements. Actual results could differ and are not guaranteed. Any forward-looking statements should be considered accordingly. SPD-Smart(tm), SPD-SmartGlass(tm), SmartGlass(tm), VaryFast(tm), Speed Matters(tm), Powered by SPD(tm), SPD Enabled(tm), SPD Clean Technology(tm), SPD On-Board(tm), SG Enabled(tm), Visit SmartGlass.com - to change your view of the world(tm), and The View of the Future - Everywhere You Look(tm), are trademarks of Research Frontiers Inc.

For further information or to arrange a visit to the Research Frontiers Design Center, please contact:

Research Frontiers Inc.
Gregory M. Sottile, Ph.D.-Director of Market Development
Info@SmartGlass.com
(516) 364-1902